UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2012

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated by reference herein.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 18, 2012, Bruker Corporation (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) among the Company and the institutional accredited investors named therein, pursuant to which the Company issued and sold $240,000,000 aggregate principal amount of senior notes (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. The Notes issued and sold by the Company in the private placement consist of the following:

•                  $20 million 3.16% Series 2012A Senior Notes, Tranche A, due January 18, 2017;

•                  $15 million 3.74% Series 2012A Senior Notes, Tranche B, due January 18, 2019;

•                  $105 million 4.31% Series 2012A Senior Notes, Tranche C, due January 18, 2022; and

•                  $100 million 4.46% Series 2012A Senior Notes, Tranche D, due January 18, 2024.

Under the terms of the Note Purchase Agreement, the Company may issue and sell additional senior notes up to an aggregate principal amount of $600 million, subject to certain conditions.

The Company intends to use the net proceeds of the Notes to reduce outstanding indebtedness under the Company’s revolving credit facilities and for general corporate purposes.

Interest on the Notes is payable semi-annually on January 18 and July 18 of each year, commencing July 18, 2012. The Notes are unsecured obligations of the Company and are fully and unconditionally guaranteed by certain of the Company’s direct and indirect subsidiaries. The Notes rank pari passu in right of repayment with the Company’s other senior unsecured indebtedness. The Company may prepay some or all of the Notes at any time in an amount not less than 10% of the original aggregate principal amount of the Notes to be prepaid, at a price equal to the sum of (a) 100% of the principal amount thereof, plus accrued and unpaid interest, and (b) the applicable make-whole amount, upon not less than 30 and no more than 60 days’ written notice to the holders of the Notes. In the event of a change in control (as defined in the Note Purchase Agreement) of the Company, the Company may be required to prepay the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

The Note Purchase Agreement contains customary affirmative covenants, including, without limitation, maintenance of corporate existence, compliance with laws, maintenance of insurance and properties, payment of taxes, addition of subsidiary guarantors and furnishing notices and other information. The Note Purchase Agreement also contains customary restrictive covenants that restrict the Company’s ability to, among other things, incur liens, transfer or sell assets, engage in certain mergers and consolidations and enter into transactions with affiliates. The Note Purchase Agreement also includes customary representations and warranties and events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. In the case of payment events of defaults, any holder of Notes affected thereby may declare all Notes held by it due and payable immediately. In the case of any other event of default, a majority of the holders of the Notes may declare all the Notes to be due and payable immediately.

Pursuant to the Note Purchase Agreement, so long as any Notes are outstanding the Company will not permit (i) its leverage ratio (as determined pursuant to the Note Purchase Agreement) as of the end of any fiscal quarter to exceed 3.50 to 1.00, (ii) its interest coverage ratio (as determined pursuant to the Note Purchase Agreement) as of the end of any fiscal quarter  for any period of four consecutive fiscal quarters to be less than 2.50 to 1 or (iii) priority debt at any time to exceed 25% of consolidated net worth (as determined pursuant to the Note Purchase Agreement).

The foregoing description of the Note Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

Exhibits

10.1	Note Purchase Agreement dated as of January 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION
(Registrant)

Date: January 19, 2012	By:	/s/ William J. Knight
William J. Knight Chief Financial Officer and Interim Chief Operating Officer